Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

VinFast Auto Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, no par value	Other	10,791,481(2)	$16.19(3)	$174,714,077	0.00011020	$19,253.49

	Total Offering Amounts					$174,714,077		$19,253.49

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$19,253.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents (i) 4,225,000 ordinary shares issued in connection with the business combination, (ii) 1,636,797 ordinary shares issued pursuant to the terms of the Sponsor Support and Lock-Up Agreement and Deed, dated as of May 12, 2023, as amended by the First Amendment to Sponsor Support and Lock-Up Agreement, dated as of June 14, 2023, by and among the VinFast Auto Ltd. (the “Company”), Black Spade Sponsor LLC, a limited liability company registered under the laws of the Cayman Islands (“Sponsor”) and certain initial shareholders of Black Spade Acquisition Co and the backstop subscription agreement, dated as of August 10, 2023, by and among the Company, Sponsor and Lucky Life Limited, and (iii) 4,929,684 ordinary shares issued upon the cashless exercise of 6,380,000 warrants of VinFast in accordance with the terms of the warrant agreement, dated as of July 15, 2021, by and between Black Spade and Continental Stock Transfer & Trust Company (“Continental”), as amended by the assignment, assumption and amendment agreement dated August 11, 2023, by and among the Company, Black Spade and Continental.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Company’s ordinary shares on The Nasdaq Stock Market LLC on September 11, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission), which was $16.19.